Exhibit 99.2

Additional Information Related to 2004 Annual Per Share Guidance

The Company announced that it is providing 2004 annual Funds From Operations (FFO) per common share guidance.  FFO per share is expected to be in the range of $4.10 to $4.20 per share.

The Company uses FFO, in addition to net earnings, to report operating results.  Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes over time as reflected through depreciation and amortization expenses.  The Company believes that the value of real estate assets does not diminish predictably over time, as historical cost accounting implies, and instead fluctuates due to market and other conditions.  Accordingly, the Company believes FFO provides investors with useful information about our operating performance because it excludes depreciation and amortization expenses.  In addition, FFO was created and is used by the real estate industry as a supplemental performance measure.  The Company uses the definition of FFO adopted by the National Association of Real Estate Investment Trusts (NAREIT) and as interpreted by the Securities and Exchange Commission.  Accordingly, FFO is defined as net earnings (computed in accordance with accounting principles generally accepted in the United States of America), excluding gains (losses) on depreciated operating properties and depreciation and amortization expenses.  The Company’s calculation of FFO may not be comparable to similarly titled measures reported by other companies because all companies do not calculate FFO in the same manner.  FFO is not a liquidity measure and should not be considered as an alternative to cash flows or indicative of cash available for distributions.  It also should be not be considered an alternative to net earnings, as determined in accordance with GAAP, as an indication of the Company’s financial performance.

The estimated 2004 per share data for net earnings and Funds From Operations are summarized below:

Diluted Per Share Data:

	Twelve months ending December 31, 2004
	Low Range	High Range

Diluted earnings per share	$2.84	$2.94
Depreciation and amortization, including our share of unconsolidated real estate ventures	2.05	2.05
Gains on dispositions of operating properties	(.79)	(.79)
Diluted FFO per share	$4.10	$4.20

Significant components included in the Company’s 2004 per share estimates, related principally to the recently announced acquisition of an interest in The Woodlands and disposition of Hughes Center, are as follows:

NOI impact from Hughes Center disposition(1)	$(.24)

NOI impact from the acquisition of The Woodlands(2)	.23

NOI decline at comparable office and other properties	(.06)

Net impact to NOI	(.07)

Net decrease in interest expense and ground rent expense	.04

Income taxes attributable to The Woodlands	(.06)

Losses from early extinguishment of debt	(.04)

Net impact to Funds From Operations	(.13)

Gain on disposition of Hughes Center	.38

Net changes to depreciation due to Hughes Center disposition and The Woodlands acquisition	.04

Net impact to Net Earnings	$.29

(1)          We use Net Operating Income (NOI) to assess operating results of our business segments.  The Company defines NOI as segment revenues (exclusive of corporate interest income) less segment operating expenses (including provisions for bad debts, losses (gains) on marketable securities and net losses (gains) on sales of properties developed for sale, but excluding income taxes, interest expense, distributions on Company-obligated mandatorily redeemable preferred securities and other subsidiary preferred stock, ground rent expense, and real estate depreciation and amortization).  The accounting policies used to calculate NOI and other operating results data are the same as those used by the Company in its condensed consolidated financial statements prepared in accordance with GAAP, except that real estate ventures in which the Company has joint interest and control and certain other unconsolidated ventures are accounted for using the proportionate share method rather than the equity method, and the Company’s share of FFO of other unconsolidated ventures is included in revenues.  Also, discontinued operations and minority interests are included in NOI rather than separately presented.  These segment accounting policies affect only the reported revenues and expenses of the segments and have no net effect on our reported NOI or net earnings.

(2)          We acquired a 52.5% economic interest from Crescent Real Estate Equities Limited Partnership and its affiliates in December 2003.